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                                                                  EXHIBIT 23.11

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

  We hereby consent to the use of our opinion letter, dated February 6, 1998 to the Board of Directors of TCI Satellite Entertainment, Inc. included as Appendix I to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed Roll-up Plan (as defined in the Registration Statement) and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY--Fairness Opinion," "SUMMARY--Reasons for the Roll-up Plan; Recommendation of the TSAT Board," "THE ROLL-UP PLAN--Reasons for the Roll-up Plan; Recommendation of the TSAT Board" and "THE ROLL-UP PLAN--TSAT Fairness Opinion." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Merrill Lynch, Pierce, Fenner &
                                                    Smith Incorporated

February 9, 1998